CSW Industrials Reports Fiscal 2023 First Quarter Results with
Record Quarterly Revenue and EPS

DALLAS, August 5, 2022 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported results for the fiscal 2023 first quarter ended June 30, 2022.

Fiscal 2023 First Quarter Highlights (comparisons to fiscal 2022 first quarter)

•Total revenue increased 24% to $199.9 million, compared to $161.3 million
•Organic revenue increased $30.1 million, representing 78% of total revenue growth, with all three segments reporting record historic quarterly revenue
•GAAP net income attributable to CSWI improved to $29.4 million, compared to the prior year period of $20.5 million, or $23.4 million as adjusted to exclude the final TRUaire purchase accounting effect
•EBITDA growth of 21% to $49.5 million, compared to $40.9 million
•Earnings per diluted share increased to $1.88, compared to the prior year period of $1.30, or $1.49 as adjusted
•There were no adjustments to earnings in the fiscal 2023 first quarter
•Maintained balance sheet strength with leverage ratio, in accordance with our credit facility, of approximately 1.7x debt to EBITDA
•During the fiscal 2023 first quarter, returned cash to shareholders of $30.5 million through share repurchases and $2.7 million in dividends

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Today we are proud to report record revenue, EBITDA, and EPS, highlighted by record EPS of $1.88, a 26% growth rate. We are particularly pleased with these results in light of our extraordinary performance in the fiscal first quarter of last year. While demand remains solid in the end markets we serve, I cannot overstate the importance of operational excellence in driving this performance."

Armes continued, "In light of the strength of our fiscal first quarter and our updated outlook for the remainder of the fiscal year, we now expect a year-over-year revenue growth rate in the high-teens with an EBITDA margin in excess of 20%,” said Armes. “These buoyant expectations are indicative of the continued solid demand for our products and the adept execution that our team consistently delivers quarter after quarter."

Fiscal 2023 First Quarter Consolidated Results

Fiscal first quarter revenue was $199.9 million, a $38.7 million (24.0%) increase from the prior year period. Total revenue growth included $8.6 million from Shoemaker Manufacturing (acquired in December 2021), and $30.1 million of organic growth, which was comprised of $18.8 million, $10.3 million, and $2.9 million from the Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions segments, respectively. As compared to the prior year period, increased net revenue in the HVAC/R, architecturally-specified building products, general industrial, rail, energy, and mining end markets more than offset a modest net revenue decrease in the plumbing end market.

GAAP gross profit in the fiscal first quarter improved to $86.4 million, representing 25.2% growth from $69.0 million in the prior year period. The incremental profit primarily resulted from the cumulative benefit of implemented pricing initiatives, which continued during the fiscal 2023 first quarter, the Shoemaker acquisition, and increased unit volumes. Gross profit margin was 43.2%, compared to 42.8% in the prior year period, or 45.2% adjusted for the purchase accounting effect ($3.9 million) related to the TRUaire acquisition. The decline in gross profit margin primarily resulted from the timing impacts of material and freight cost increases and implemented pricing initiatives. During the fiscal 2023 first quarter, material and freight costs stabilized as compared to preceding quarters.

GAAP operating expenses were $45.6 million in the current year period, compared to $40.1 million in the prior year period. The increase was primarily due to the inclusion of Shoemaker; higher sales commissions and travel driven by incremental revenue; additional salaries and compensation, including equity compensation; and, higher allowance for doubtful accounts. Operating expenses as a percent of revenue improved in the current period to 22.8%, compared to 24.9% in the prior year period, as strong sales growth outpaced the increase in operating expenses.

GAAP operating income in the current period improved to $40.9 million, compared to the prior year period of $28.9 million, or $32.8 million adjusted for the aforementioned purchase accounting effect. Operating income improvement resulted from increased gross profit, partially offset by higher operating expenses, as discussed above. GAAP operating income margin was 20.4% in fiscal 2023 first quarter, compared to the prior year period of 17.9%, or 20.4% as adjusted.

In the current year period, GAAP net income attributable to CSWI (net of non-controlling interest in the joint venture) improved to $29.4 million, or $1.88 of EPS. In the prior year period, GAAP net income was $20.5 million, or $1.30 of EPS, or when adjusted for the aforementioned purchase accounting effect, was $23.4 million, or $1.49 of EPS.

Fiscal 2023 first quarter EBITDA increased 21.0% to $49.5 million, compared to $40.9 million in the prior year period. EBITDA as percent of revenue was 24.8% and 25.4%, in the current and prior year periods, respectively.

Net cash provided by operating activities in the current year period was $16.8 million, compared to $18.9 million in the prior year, as working capital use of cash offset improved profit.

As of June 30, 2022, $264.0 million was outstanding on the $400.0 million Revolving Credit Facility, which resulted in borrowing capacity of $136.0 million. As of fiscal quarter end, CSWI reported a leverage ratio, in accordance with the Revolving Credit Facility, of approximately 1.7x debt to EBITDA.

On a GAAP basis, the Company’s effective tax rate for the fiscal first quarter was 24.5%.

During the fiscal 2023 first quarter, the Company repurchased 287,990 shares for an aggregate purchase price of $30.5 million under its current $100.0 million share repurchase authorization. Since inception of the current authorization, and through July 31, 2022, CSWI repurchased 461,596 shares for an aggregate purchase price of $50.0 million. CSWI initiated its inaugural share repurchase program in the fiscal 2018 third quarter and, since that time, has cumulatively returned $130.9 million to shareholders through the purchase of 1.9 million shares.

Following quarter end, the Company declared its fourteenth consecutive regular quarterly cash dividend in the amount of $0.17 per share, which will be paid on August 12, 2022, to shareholders of record on July 29, 2022.

Fiscal 2023 First Quarter Segment Results

Contractor Solutions segment revenue was $137.6 million, a $27.4 million (24.8%) increase from the prior year period, comprised of inorganic growth from Shoemaker ($8.6 million), and organic growth of $18.8 million (68.5% of the total revenue growth) due to the cumulative benefit of implemented pricing initiatives, partially offset by a slight decrease in unit volumes. As compared to the prior year period, increased net revenue in the HVAC/R and architecturally-specified building products end markets more than offset net revenue decreases in the general industrial and plumbing end markets. GAAP segment operating income improved to $36.3 million, compared to $29.5 million in the prior year period, or $33.4 million adjusted for the aforementioned purchase accounting effect. Segment operating income margin in the fiscal first quarter was 26.4%, compared to 26.8% in the prior year period, or 30.3% as adjusted. The decline in segment operating income margin primarily resulted from the timing impacts of material and freight cost increases and implemented pricing initiatives. Segment EBITDA in the fiscal first quarter was $43.0 million, or 31.2% of revenue, compared to $39.4 million, or 35.8% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $28.5 million, a $2.9 million (11.2%) increase from the prior year period, with organic growth in all architecturally-specified building products end market categories served. This growth was driven by new product development and enhanced commercialization of products with broad application across the end market categories. GAAP segment operating income improved to $4.4 million, compared to the prior year period of $3.9 million, due to increased net revenue and management of operating expenses, partially offset by completion of lower margin legacy projects. Segment operating income margin in the current year period improved to 15.5%, compared to the prior year period of 15.0%, due to revenue growth and operating expense management. Segment EBITDA and EBITDA margin improved to $4.8 million and 16.8% in the fiscal first quarter, compared to $4.3 million and 16.6% in the prior year period.

Specialized Reliability Solutions segment revenue was $35.7 million, a $10.3 million (40.4%) increase from the prior year period, due to organic sales growth into all end markets served, including the positive impact from cumulative pricing initiatives and increased unit volumes. GAAP segment operating income improved to $5.1 million, compared to $0.7 million in the prior year period as the increase in revenue significantly exceeded incremental expenses such as material costs, additional manufacturing headcount, and equipment and facility maintenance. Segment operating income margin in the fiscal first quarter improved to 14.3%, compared to the prior year period of 2.7%. Segment EBITDA and EBITDA margin improved to $6.7 million and 18.6% in the fiscal first quarter, compared to $2.3 million and 8.9% in the prior year period.

In the following tables, there could be immaterial differences in amounts presented due to rounding.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Friday, August 19, 2022. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13731679. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended June 30,
	2022	2021*
Revenues, net	$199,934	$161,266
Cost of revenues	(113,509)	(92,240)
Gross profit	86,425	69,026
Selling, general and administrative expenses	(45,552)	(40,124)
Operating income	40,873	28,902
Interest expense, net	(1,784)	(1,538)
Other income (expense), net	169	(172)
Income before income taxes	39,258	27,192
Provision for income taxes	(9,620)	(6,507)
Net income	29,638	20,685
Less: Income attributable to redeemable noncontrolling interest	(195)	(224)
Net income attributable to CSW Industrials, Inc.	$29,443	$20,461

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.88	$1.30
Diluted	$1.88	$1.30

Weighted average number of shares outstanding:
Basic	15,643	15,715
Diluted	15,652	15,781
*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2022 Annual Report on Form 10-K.

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2022	March 31, 2022
(Amounts in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$15,519	$16,619
Accounts receivable, net of allowance for expected credit losses of $1,354 and $1,177, respectively	143,874	122,804
Inventories, net	161,463	150,114
Prepaid expenses and other current assets	10,074	10,610
Total current assets	330,930	300,147
Property, plant and equipment, net of accumulated depreciation of $83,485 and $80,393, respectively	85,627	87,032
Goodwill	224,055	224,658
Intangible assets, net	295,318	300,837
Other assets	81,993	82,686
Total assets	$1,017,923	$995,360

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$51,826	$47,836
Accrued and other current liabilities	69,427	69,005
Current portion of long-term debt	561	561
Total current liabilities	121,814	117,402
Long-term debt	273,074	252,214
Retirement benefits payable	1,060	1,027
Other long-term liabilities	139,735	140,306
Total liabilities	535,683	510,949
Commitments and contingencies (See Note 14)
Redeemable noncontrolling interest	15,520	15,325
Equity:
Common shares, $0.01 par value	162	162
Additional paid-in capital	116,305	112,924
Treasury shares, at cost (853 and 576 shares, respectively)	(76,925)	(46,448)
Retained earnings	434,274	407,522
Accumulated other comprehensive loss	(7,096)	(5,074)
Total equity	466,720	469,086
Total liabilities, redeemable noncontrolling interest and equity	$1,017,923	$995,360

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2022	2021*
Cash flows from operating activities:
Net income	$29,638	$20,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,273	3,059
Amortization of intangible and other assets	5,340	9,235
Provision for inventory reserves	1,667	526
Provision for doubtful accounts	1,060	202
Share-based and other executive compensation	2,284	1,888
Net gain on disposals of property, plant and equipment	(5)	1
Net pension benefit	49	36
Net deferred taxes	310	81
Changes in operating assets and liabilities:
Accounts receivable	(21,044)	(16,164)
Inventories	(15,020)	(11,742)
Prepaid expenses and other current assets	458	(344)
Other assets	81	270
Accounts payable and other current liabilities	8,426	10,865
Retirement benefits payable and other liabilities	296	332
Net cash provided by operating activities	16,813	18,930
Cash flows from investing activities:
Capital expenditures	(2,015)	(1,079)
Proceeds from sale of assets	20	8
Cash paid for acquisitions	(2,000)	1,375
Net cash provided by (used in) investing activities	(3,995)	304
Cash flows from financing activities:
Borrowings on line of credit	34,797	12,000
Repayments of line of credit and term loan	(13,937)	(23,140)
Purchase of treasury shares	(31,398)	(3,168)
Payments of deferred loan costs	—	(2,328)
Proceeds from acquisition of redeemable noncontrolling interest shareholder	—	5,293
Dividends	(2,670)	(2,358)
Net cash used in financing activities	(13,208)	(13,701)
Effect of exchange rate changes on cash and equivalents	(710)	57
Net change in cash and cash equivalents	(1,100)	5,590
Cash and cash equivalents, beginning of period	16,619	10,088
Cash and cash equivalents, end of period	$15,519	$15,678
*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2022 Annual Report on Form 10-K.

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

	Three Months Ended June 30,
(Amounts in thousands, except share data)	2022	2021*
GAAP Net income attributable to CSWI	$29,443	$20,462

Adjusting items, net of tax:
Purchase accounting effect	—	2,959
Adjusted Net Income attributable to CSWI	$29,443	$23,421

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.88	$1.30

Adjusting items, per diluted common share:
Purchase accounting effect	—	0.19
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.88	$1.49
*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2022 Annual Report on Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2022	2021*
GAAP Net Income attributable to CSWI	$29,443	$20,462
Plus: Income attributable to redeemable noncontrolling interest	195	224
GAAP Net Income	$29,638	$20,686

Adjusting Items:
Interest Expense	1,784	1,538
Income Tax Expense	9,620	6,507
Depreciation & Amortization	8,470	12,178
EBITDA	$49,512	$40,909
EBITDA % Revenue	24.8%	25.4%
*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2022 Annual Report on Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$137,628	$28,514	$35,737	$(1,944)	$199,934

GAAP Operating Income	$36,289	$4,415	$5,097	$(4,927)	$40,873
Adjusted Operating Income	$36,289	$4,415	$5,097	$(4,927)	$40,873
% Revenue	26.4%	15.5%	14.3%		20.4%
Adjusting Items:
Other Income (Expense)	309	(79)	5	(66)	169
Depreciation & Amortization	6,408	451	1,561	49	8,470
EBITDA	$43,006	$4,787	$6,663	$(4,944)	$49,512
% Revenue	31.2%	16.8%	18.6%		24.8%

(Amounts in thousands)	Three Months Ended June 30, 2021*
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$110,242	$25,650	$25,447	$(73)	$161,266

GAAP Operating Income	$29,512	$3,854	$697	$(5,162)	$28,902
Adjusting Items:
Purchase Accounting Effect	3,919	—	—	—	3,919
Adjusted Operating Income	$33,431	$3,854	$697	$(5,162)	$32,821
% Revenue	30.3%	15.0%	2.7%		20.4%
Adjusting Items:
Other Income (Expense)	(9)	(157)	31	(36)	(171)
Depreciation & Amortization	9,931	566	1,548	134	12,178
Purchase Accounting Effect	(3,919)	—	—	—	(3,919)
EBITDA	$39,434	$4,262	$2,276	$(5,064)	$40,909
% Revenue	35.8%	16.6%	8.9%		25.4%
*Prior period has been adjusted to reflect the change in inventory accounting method, as described in the Company's fiscal 2022 Annual Report on Form 10-K.